FISCAL 20__ - 20__ PERFORMANCE SHARES PROGRAM
AWARD AGREEMENT————————————————————————————————————————————

PARTICIPANT:	/ParticipantName/	UNITS AWARDED:	/AwardsGranted/
AWARD DATE:	/GrantDate/	PERFORMANCE END DATE:	/Date/

Effective /GrantDate/, and pursuant to the terms set forth herein and for good and valuable consideration, you have been awarded /AwardsGranted/ Performance Shares Units (“Award”) in the Fiscal 20__ - 20__ Performance Shares Program (“Program”) under the 2024 Incentive Shares Plan (as amended, the “Plan”). This Award is made in accordance with and subject to the terms and provisions of the Program and the Plan, certain terms and provisions of which are generally described in the Offering Circular for the Plan and any supplements thereto, and this Award Agreement (the “Agreement”).

TERMS OF AWARD
Performance Period:
The performance period shall be the three-year (3) period beginning October 1, 20__ and ending September 30, 20__ (“Performance Period”).

Scoring Threshold, Target and Maximum (New):
The Operating Performance Targets (as defined later in this Agreement) will have thresholds, targets and maximums applied to determine the final scoring. A threshold is the level of performance that must be acheived for a minimum payment (50%) at the end of the scoring period (“Threshold Payment”); the target is the level of performance that must be achieved at the end of a scoring period for a target (100%) payment (“Target Payment”); and, the maximum is the level of performance that must be achieved at the end of a scoring period for a maximum (200%) payment under the Program (“Maximum Payment”); collectively, referred to as Threshold Scoring (“Threshold Scoring”), as illustrated in the following table.

Metric	Wtg.	Threshold Scoring as Percent of Target/Goals
		< Threshold	Threshold	Target	Maximum
Target Adjusted EPS	60%	0%	80%	100%	120%
Target FCF	40%	0%	90%	100%	110%
Payout	--	0%	50%	100%	200%

Operating Performance Targets, and Weightings:

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The Program Operating Performance Targets are Adjusted Earnings Per Share (“Target Adjusted EPS”) and Free Cash Flow (“Target FCF”). Measurement of actual achievement against the Operating Performance Targets will be measured annually (“Annual Target Scoring”). The sum of the weighted Annual Target Scorings will determine the overall Operating Performance Targets achievement over the Performance Period. This calculation determines the Final Operating Payout Percentage.The annual weighted Operating Performance Targets (“Annual Targets”) are as follows:

Operating Performance Targets	FY 20__ Target - 40%	FY 20__ Target - 30%	FY 20__ Target - 30%
Target Adjusted EPS (60%) (1)	[ ]	[ ]	[ ]
Target FCF (40%) (2)	[ ]	[ ]	[ ]

To determine the Annual Target Scoring, the actual adjusted EPS(1), and the actual adjusted FCF (2) at the end of each of the annual periods will be measured against the Annual Targets, subject to Threshold Scoring requirements (3). The achievement of Target Adjusted EPS will be weighted as 60% of the calculated payout and Target FCF will be weighted 40%.
[Examples Based on Targets Inserted as Applicable]

(1)    Adjusted EPS = GAAP EPS excluding 1) restructuring, 2) one-time purchase accounting charges and fees, 3) unusual, extraordinary or one-time non-recurring charges/gains, 4) acquired intangible asset amortization, and 5) other items consistent with past practice
(2)    FCF = GAAP Operating Cash Flow, less capital expenditures

(3)    Application of Threshhold Scoring uses straight-line interperlation between Target Payment and Maximum Payment/Threshhold Payment to determine final Annual Target Scoring values for each year

(4)    For Illustrative purposes only, final results will be determined by actual results

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Final Operating Payout Percentage will be determined by the actual results, and can range from 0% to 200%.

Relative Total Shareholder Return Benchmark Modifier:
The Company’s total shareholder return will be measured relative to the S&P 500 Capital Goods Index group of companies (“CGI Group”) for the Performance Period (the “rTSR”). The Final Operating Payout Percentage will be subject to modification based on the rTSR (the “rTSR Modifier”) as follows:
1.if rTSR is at or above the 80th percentile of the CGI Group, the Final Operating Payout Percentage will be increased by 20 points
2.if rTSR is at or below the 20th percentile of the CGI Group, the Final Operating Payout Percentage will be decreased by 20 points
3.if rTSR is between the 20th and 80th percentile of the CGI group, no increase or decrease to the Final Operating Payout Percentage will be made.

Final Program Payout Percentage/Maximum Payout:
The Final Operating Payout Percentage after giving effect to the impact of the rTSR Modifier (if any), will determine the Final Program Payout Percentage. The maximum payout percentage of any Award shall not exceed 200% of the Award amount.

Final Payout Certification/Acceptable Payout Adjustments:
The Compensation Committee of Emerson’s Board of Directors will certify the Final Program Payout Percentage based on the achievement of the Operating Performance Targets and the rTSR modifier during the Performance Period. This certification is expected to occur at the Compensation Committee’s November meeting following the conclusion of the Performance Period.

In determining the Final Program Payout Percentage, the actual Adjusted EPS and FCF results may be subject to adjustment only for the following categories of adjustments to the extent such adjustments are significant to the payout and are made with the objective of maintaining the same degree of difficulty in meeting the Operating Performance Targets (collectively, the “Acceptable Adjustments”): (1) acquisitions and divestitures, (2) restructuring charges, (3) tax adjustments (tax reform), (4) goodwill and/or asset impairment, (5) foreign currency fluctuations (hyperinflation), (6) debt extinguishments/restructuring, (7) legal reserves and/or litigation settlements (8) accounting principle changes, (9) impact of pension (settlements/curtailment) and/or (10) other significant, non-recurring items.

After application of the Acceptable Adjustments set forth above (if any), the Compensation Committee shall not exercise discretion in determining the Final Program Payout Percentage.

Total Program Payment:
The total Program payment following the conclusion of the Performance Period is determined by applying the Compensation Committee certified Final Program Payout Percentage to the Award to establish the Final Earned Units payable under the Program (“Stock Payment”). An accumulated dividend equivalent cash payment will also be paid on the Final Earned Units (“Dividend Equivalent Payment”). Dividend equivalents are not paid on unearned units.

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Payment Method/Tax Withholding:
Payments made under the Program are subject to all required statutory tax withholding/reporting requirements and any such taxes will be withheld from the payment and reported to the taxing authorities as required by law in effect at the time payment is made. Tax withholding will be applied at the maximum statutory withholding rate per the federal and governing local jurisdiction. The Stock Payment will be delivered in shares of Emerson common stock representing the net after tax withholding value, and no portion of the Stock Payment will be paid directly to the participant in cash. The fair market value of Emerson stock on the Committee certification date is used for tax/reporting valuation purposes. The Dividend Equivalent Payment will be paid in cash, net of required tax withholdings as provided above. Payment method/tax withholding requirements are subject to local taxation/securities regulations and may require compliance modifications. Modifications are permissible only when required to comply with taxation, securities and/or other legal or regulatory requirements.

Fiscal 20[ ] – 20[ ] Performance Shares Program Participant Obligations:

This Award includes participant obligations and responsibilities, including certain post-employment obligations as set forth in this Agreement, the Plan and/or Offering Circular. Please review all documents carefully prior to accepting this Award.

Participant Obligations and Responsibilities:
In consideration of this Award, you acknowledge and agree that:

1.The Award and your participation in the Program are subject to and conditioned upon the terms for the Program established by the Compensation Committee pursuant to the Plan, Offering Circular, and this Agreement. As to the subject of this Agreement, in the event of a conflict between this Agreement, the Plan, any other employment or other agreement you have entered into with Emerson (including without limitation its subsidiaries, divisions, affiliates and/or other controlled entities) this Agreement shall control.
2.That during your employment by Emerson Electric Co. or any of its divisions, subsidiaries or affiliates (collectively, "Emerson"), and for a period of two (2) years worldwide immediately after your employment with Emerson ends for any reason, including by reason of divestiture or spin-off, you will not directly or indirectly, regardless of whether any payment has been made to you under the Program, (a) compete against, or enter the employ of or assist any person, firm, corporation or other entity in a business that competes against any business of Emerson in which you were at any time employed, (b) compete against any such Emerson business by soliciting or pursuing its customers, or (c) solicit or hire any Emerson employees. Emerson shall be entitled to all rights and remedies available at law or equity for any breach or threatened breach of this Agreement, including a cancellation of this Award and any other outstanding equity awards and/or the return of all shares (including any cash payment in lieu of shares or dividend equivalents paid) issued under this Program or any prior Performance Shares Program or the Plan, damages and injunctive relief.

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3.The Program benefits Emerson’s senior level employees who are granted access to Emerson’s confidential and proprietary business plans and strategies and to Emerson’s confidential and propriety business methods and customer relationships and preferences. You therefore acknowledge that by virtue of your position and responsibilities within Emerson, you have been granted access to Emerson’s highly confidential business plans and strategies, which strategies will be implemented in the future. You also acknowledge that by virtue of your position and responsibilities within Emerson that you have been granted access to Emerson’s confidential and trade secret methods for conducting its business, as well as confidential information regarding customers and customer preferences. You further acknowledge that competitors of Emerson would obtain unfair insights into Emerson’s plans, strategies, and confidential business methods should they obtain access to Emerson’s plans, strategies, customer relationships, preferences, and business methodologies and that Emerson would be irreparably harmed should a competitor obtain access to this information. You further acknowledge that Emerson is a global company, competing with other global companies, regarding its products and services and customer relationships and preferences. You agree that you will not directly or indirectly for any purpose other than performance of you duties for Emerson disclose or cause the disclosure of Emerson’s trade secrets or confidential and proprietary information, provided, however, that nothing contained in this Agreement limits your ability to file a charge or complaint with the Securities and Exchange Commission, or any other federal, state, or local governmental regulatory or law enforcement agency.
4.This Award is conditioned upon your compliance with this Agreement and all practices and policies under Emerson’s Ethics and Compliance Program, including our Code of Conduct and Code of Ethics both incorporated by reference as if fully set forth herein, and that your actions will reflect Emerson’s Core Value of Integrity. Any violation of our Ethics and Compliance Program will result in the forfeiture of this Award or the repayment of any amounts paid under this Award.
5.This Award and Agreement are governed by Missouri law, without regard to any conflicts of law principles thereof, and you consent that jurisdiction to resolve any disputes rests exclusively in the courts in the U.S. District Court for the Eastern District of Missouri or the Circuit Court for the County of St. Louis, and further consent to accept service of process in those courts should a dispute arise.

You acknowledge and agree that you have read and understand the terms of this Agreement, the Plan and the Offering Circular for the Plan, and any supplements thereto, and accept this Award conditioned upon the terms set forth therein.

/CurrentDate/	Accepted by: /s/ /ParticipantName/
Date

FISCAL 20__ - 20__ PERFORMANCE SHARES PROGRAM
RESTRICTED STOCK UNITS AWARD AGREEMENT
————————————————————————————————————————————

PARTICIPANT:	/ParticipantName/	UNITS AWARDED:	/AwardsGranted/
AWARD DATE:	/GrantDate/	FINAL VESTING DATE:	/LastVestDate/

Your participation in the above Restricted Stock Units Program was approved on the referenced Award date, as follows:

TERMS OF AWARD
Restricted Stock Units (“RSUs”)

1.You are awarded RSUs in the amount and on the date referenced above respectively as “Units Awarded” and “Award Date”.

2.Subject to the terms and conditions of the award, including but not limited to, your continued employment through the actual payment date, the RSUs will vest ratably over a three (3) year restriction period, as indicated below (“Ratable Vesting Dates”):

•1/3 of the units awarded one year following Award Date
•1/3 of the units awarded two years following Award Date
•Balance of the units awarded on the Final Vesting Date

3.On each of the Ratable Vesting Dates, you will receive Emerson common stock for the vested portion of your Units Awarded, (“Stock Payment”), less required tax withholdings. Modifications to the form of payment are only permissible when required to comply with taxation, securities and/or other legal or regulatory requirements.

4.On each of the Ratable Vesting Dates, you will also receive an accumulated dividend equivalent cash payment on the vested portion of the Units Awarded (“Dividend Equivalent Payment”). The Dividend Equivalent Payment will be determined from the Award Date through the applicable Ratable Vesting Date for the vested portion of the Units Awarded.

5.The Stock Payments and the Dividend Equivalent Payments are subject to all required tax withholdings in effect at the time of the respective payment date and will be satisfied by withholding shares and/or cash from the respective payment.

6.Restricted Stock Units are issued under authority and governed by the terms of the shareholder approved Emerson Electric Co. - 2024 Incentive Shares Plan (as amended, the “Plan”) (the Plan and Offering Circular are attached).

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Fiscal 20[ ] – 20[ ] Performance Shares Restricted Stock Units Program Participant Obligations

This Award includes participant obligations and responsibilities, including certain post-employment obligations as set forth in this Agreement, the Plan and/or Offering Circular. Please review all documents carefully prior to accepting this Award.

Participant Obligations and Responsibilities:

Pursuant to the terms set forth herein and for good and valuable consideration of the foregoing and as a condition of this award, you agree to the following:
1.The Award and your participation in the Program are subject to and conditioned upon the terms for the Program established by the Compensation Committee pursuant to the Plan, Offering Circular, and this Agreement. As to the subject of this Agreement, in the event of a conflict between this Agreement, the Plan, any other employment or other agreement you have entered into with Emerson (including without limitation its subsidiaries, divisions, affiliates and/or other controlled entities) this Agreement shall control.
2.That during your employment by Emerson Electric Co. or any of its divisions, subsidiaries or affiliates (collectively, "Emerson"), and for a period of two (2) years worldwide immediately after your employment with Emerson ends for any reason, including by reason of divestiture or spin-off, you will not directly or indirectly, regardless of whether any payment has been made to you under the Program, (a) compete against, or enter the employ of or assist any person, firm, corporation or other entity in a business that competes against any business of Emerson in which you were at any time employed, (b) compete against any such Emerson business by soliciting or pursuing its customers, or (c) solicit or hire any Emerson employees. Emerson shall be entitled to all rights and remedies available at law or equity for any breach or threatened breach of this Agreement, including a cancellation of this Award and any other outstanding equity awards and/or the return of all shares (including any cash payment in lieu of shares or dividend equivalents paid) issued under this Program or any prior Performance Shares Program or the Plan, damages, and injunctive relief.
3.The Program benefits Emerson’s senior level employees who are granted access to Emerson’s confidential and proprietary business plans and strategies and to Emerson’s confidential and propriety business methods and customer relationships and preferences. You therefore acknowledge that by virtue of your position and responsibilities within Emerson, you have been granted access to Emerson’s highly confidential business plans and strategies, which strategies will be implemented in the future. You also acknowledge that by virtue of your position and responsibilities within Emerson that you have been granted access to Emerson’s confidential and trade secret methods for conducting its business, as well as confidential information regarding customers and customer preferences. You further acknowledge that competitors of Emerson would obtain unfair insights into Emerson’s plans, strategies, and confidential business methods should they obtain access to Emerson’s plans, strategies, customer relationships, preferences, and business methodologies and that Emerson would be irreparably harmed should a competitor obtain access to this information. You further acknowledge that Emerson is a global company, competing with other global companies, regarding its products and services and customer relationships and preferences. You agree that you will not directly or indirectly for any purpose other than performance of your duties for Emerson disclose or cause the disclosure of Emerson’s trade secrets or confidential and proprietary information, provided, however, that nothing contained in this Agreement limits your ability to file a charge or complaint with the Securities and

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Exchange Commission, or any other federal, state, or local governmental regulatory or law enforcement agency.
4.This Award is conditioned upon your compliance with this Agreement and all practices and policies under Emerson’s Ethics and Compliance Program, including our Code of Conduct and Code of Ethics, both incorporated by reference as if fully set forth herein, and that your actions will reflect Emerson’s Core Value of Integrity. Any violation of our Ethics and Compliance Program will result in the forfeiture of this Award or the repayment of any amounts paid under this Award.
5.This Award and Agreement are governed by Missouri law, without regard to any conflicts of law principles thereof, and you consent that jurisdiction to resolve any disputes rests exclusively in the courts in the U.S. District Court for the Eastern District of Missouri or the Circuit Court for the County of St. Louis, and further consent to accept service of process in those courts should a dispute arise.
You acknowledge and agree that you have read and understand the terms of this Agreement, the Plan and the Offering Circular for the Plan, and any supplements thereto, and accept this Award conditioned upon the terms set forth therein.

/s/ /ParticipantName/    /CurrentDate/
____________________________________________ ________________________________________

EMERSON ELECTRIC CO.

TO:    /ParticipantName/
FROM:    Executive Compensation
DATE:    /GrantDate/
FILE:    2024 Incentive Shares Plan (the "Plan")
RE:    Award of Restricted Shares

The Compensation Committee of our Board of Directors (the “Committee”) on /GrantDate/ awarded to you /AwardsGranted/ Restricted Shares (“Shares”) under the terms of our 2024 Incentive Shares Plan (the “Plan”). This award is subject to all the terms of the Plan, which is incorporated herein by reference and a copy of which has been delivered to you and is described in the offering circular relating to Plan, as amended or supplemented. The Restriction Period applicable to these Shares will expire on /LastVestDate/. Following the expiration of the Restriction Period these shares will vest in accordance with Section 2 of this Agreement.

The following are additional terms, conditions and provisions applicable to this award:
1.Your rights in regard to these Shares are not vested, and you understand and agree, by your signature to this agreement, that your entire interest in these Shares may be forfeited if you fail to remain in the employ of Emerson Electric Co. (“Emerson Electric”) or any of its divisions, subsidiaries or affiliates (collectively, “Emerson”) for the full term of the Restriction Period, or in the event you fail to abide by any of the terms or conditions attached to this award or set out in the Plan or in this Agreement.

2.Specifically, the Shares shall not vest until the expiration of the Restriction Period and shall be wholly forfeited in the event of your resignation or discharge or you otherwise fail to remain so employed, including by reason of divestiture or spin-off, prior to such time; provided, however, in the event of any termination on account of death or any disability which in the determination of the Committee prevents your continued employment by Emerson, the award of Shares will be prorated for your period of service during the Restriction Period and, provided you are not otherwise in default hereunder, you or your estate will receive such prorated number of Shares free of any restriction; provided further, however, in the event of a termination of your employment

Restricted Stock - Award Agreement

prior to the expiration of the Restriction Period, other than on account of your death or disability, the Committee, in its absolute discretion, may make such pro rata or other payment (or no payment) as it may determine.

3.During the Restriction Period the Shares will be evidenced by a certificate issued in your name, but such certificate will not be delivered to you and shall be held by Emerson until the expiration of the Restriction Period or until earlier forfeiture. During the Restriction Period (and prior to any forfeiture), your rights in respect of the Shares shall be as follows.
(1)You will be entitled to receive cash dividends when paid on the Shares, and you will be entitled to vote the Shares.
(2)During the Restriction Period you shall not be entitled to delivery of any stock certificate evidencing the Shares.
(iii) The certificates for the Shares may have imprinted thereon such restrictive legends, and such stop-transfer orders, dividend payment orders and such other orders as may be given in respect thereof by the Committee as it may determine in its sole discretion.
(4)During the Restriction Period you may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of any of the Shares.
(5)Stock dividends paid or any other property distribution made on the Shares shall not be paid or delivered to you but shall be held by Emerson on the same terms as the Shares on which they were paid; provided, however, the Committee in its discretion may direct the payment of any such stock dividends or other property directly to you, free of the restriction imposed by this Agreement.

4.You understand that this award is confidential and that the dissemination of any information concerning the fact of this award or of any information relating to this award to any person or persons within or without Emerson (including its officers and any of your superiors or subordinates) may be injurious to the interests of Emerson. Accordingly, you agree that you will maintain in confidence and will reveal to no one the fact that you have received this award or any information concerning this award, except as you may be required by law to make any such disclosure. You further agree that any breach of this agreement of confidentiality (before or after the Restriction

Restricted Stock - Award Agreement

Period) will constitute good cause for the termination of your employment by Emerson. You further understand that if such breach occurs during the Restriction Period applicable to the Shares, Emerson may cause your right to such Shares to be forfeited forthwith.

5.By your acceptance of this award you agree that should your employment with Emerson end for any reason (either during or after the Restriction Period), including by reason of divestiture or spin-off, you will not directly or indirectly, for a period of two years immediately following your last day of employment with Emerson, (a) compete against, or enter the employ of or assist any person, firm, corporation or other entity in a business that competes against, any business of Emerson in which you were employed, (b) compete against any such Emerson business by soliciting or pursuing its customers, or (c) solicit or hire any Emerson employees. Emerson shall be entitled to all rights and remedies available at law or equity for any breach or threatened breach pertaining to this Agreement, including a return of all Shares issued, damages and injunctive relief.

6.This Award is conditioned upon your compliance with all practices and policies under Emerson’s Ethics and Compliance Program, including our Code of Conduct and Code of Ethics, and that your actions will reflect Emerson’s Core Value of Integrity. Any violation of our Ethics and Compliance Program may result in the forfeiture of this Award or the repayment of any amounts paid under this Award.

7.At the end of the Restriction Period, the Shares which have not been forfeited, together with any cash held on account of dividends on such Shares, shall be delivered to you, except that Emerson shall withhold sufficient Shares and cash to enable it to satisfy its federal, state and local tax withholding obligations.

8.You acknowledge and agree that this award has been granted to you pursuant to a determination made by the Committee, and such Committee or any successor or substitute committee authorized by the Board of Directors or the Board of Directors itself, subject to the express terms of this award, shall have plenary authority to interpret any provision of this award and to make any determinations necessary or advisable for the administration of this award, and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to you by the express terms hereof.

Restricted Stock - Award Agreement

9.This Agreement shall be deemed executed and delivered by you in the City or County of St. Louis, Missouri and shall be governed by Missouri law without regard to conflicts of laws principles. You consent to resolve any disputes exclusively in the state or Federal courts in the state of Missouri.

Counsel for Emerson has advised that in the opinion of such counsel,
(1)The receipt of this award does not constitute taxable income to you. Any cash dividends which are paid to you on the Shares will constitute taxable income to you when received. At such time as the restrictions on the Shares are released or satisfied and your right to the Shares becomes non-forfeitable, you will have taxable income in an amount equal to the then fair market value of the Shares.
(2)If you are a director or officer of Emerson Electric subject to the requirement of filing reports under Section 16(a) of the Securities Exchange Act of 1934, as amended, upon changes in your beneficial ownership of shares of Emerson Electric's Common Stock, you must report the award of Restricted Shares on Form 4, Statement of Changes in Beneficial Ownership, not later than two (2) business days after the date of the award.
This award agreement is dated /GrantDate/, has been executed and delivered by the parties hereto in St. Louis City or County, State of Missouri.

Emerson Electric Co.
__________________________________

Restricted Stock - Award Agreement

Acknowledgment

The undersigned, /ParticipantName/, grantee of the award of Shares pursuant to this Agreement, hereby accepts said award on the terms, conditions and provisions contained in the Plan and in this Agreement. The undersigned acknowledges receipt of a copy of the Plan and understands that his rights in respect of the Shares may be forfeited as provided in the Plan and in this Agreement.
Dated: /CurrentDate/     /s/ /ParticipantName/ Awardee/
_______________________________ ____________________________________________

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